Exhibit 99.1

C4 Therapeutics Announces Strategic Discovery Research Collaboration with Merck KGaA, Darmstadt, Germany, Against Critical Oncogenic Proteins
Collaboration Focused on Two Targeted Protein Degraders from C4T’s Internal Discovery Pipeline
C4T to Receive a $16 Million Upfront Payment; Merck KGaA, Darmstadt, Germany, to Cover Discovery Research Costs Under the Collaboration
C4T Eligible for up to Approximately $740 Million in Discovery, Development and Commercial Milestone Payments, in Addition to Future Royalties, Across Entire Collaboration
WATERTOWN, Mass., March 4, 2024 (GLOBE NEWSWIRE) -- C4 Therapeutics, Inc. (C4T) (Nasdaq: CCCC), a clinical-stage biopharmaceutical company dedicated to advancing targeted protein degradation science, today announced it has entered into a license and collaboration agreement with Merck KGaA, Darmstadt, Germany, which operates its healthcare business as EMD Serono in the U.S. and Canada, to exclusively discover two targeted protein degraders against critical oncogenic proteins that C4T has progressed within its internal discovery pipeline.
“We look forward to partnering with Merck KGaA, Darmstadt, Germany, and leveraging our collective strengths to advance an exciting program from C4T’s internal oncology pipeline that has the potential to transform how cancer is treated,” said Andrew Hirsch, president and chief executive officer of C4 Therapeutics. “This new partnership highlights C4T’s differentiated approach to targeted protein degradation science and our strong track record of designing novel targeted protein degrader medicines with desirable drug-like properties that have the potential to treat patients with unmet medical needs.”
“The collaboration adds to Merck KGaA, Darmstadt, Germany's growing portfolio of targeted protein degradation projects and accelerates our efforts to expand our presence in this highly dynamic field,” said Paul Lyne, Head of Research Unit Oncology at the Healthcare business sector of Merck KGaA, Darmstadt, Germany. “We look forward to capitalizing on C4 Therapeutics’ experience in advancing degrader candidates targeting disease-causing proteins from discovery to the clinical stage, with the shared goal of improving patient outcomes.”
Under the terms of the agreement, C4T and Merck KGaA, Darmstadt, Germany, will collaborate to discover two targeted protein degraders against critical oncogenic proteins. C4T will receive an upfront payment of $16 million. Merck KGaA Darmstadt, Germany, will fund C4T’s discovery research efforts. C4T has the potential to receive up to approximately $740 million in discovery, regulatory, and commercial milestone payments across the collaboration. In addition, C4T is eligible for mid-single to low-double digit tiered royalties on future sales for each program.
As part of the collaboration, C4T will utilize its proprietary TORPEDO® platform to discover degraders targeting the partnership’s oncogenic proteins of interest. Merck KGaA, Darmstadt, Germany, will be responsible for clinical development and commercialization for drug candidates coming out of these programs.
About C4 Therapeutics C4 Therapeutics (C4T) (Nasdaq: CCCC) is a clinical-stage biopharmaceutical company dedicated to delivering on the promise of targeted protein degradation science to create a new generation of medicines that transforms patients’ lives. C4T is progressing targeted oncology programs through clinical studies and leveraging its TORPEDO® platform to efficiently design and optimize small-

molecule medicines to address difficult-to-treat diseases. C4T’s degrader medicines are designed to harness the body’s natural protein recycling system to rapidly degrade disease-causing proteins, offering the potential to overcome drug resistance, drug undruggable targets and improve patient outcomes. For more information, please visit www.c4therapeutics.com.
Forward-Looking Statements This press release contains “forward-looking statements” of C4 Therapeutics, Inc. within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, but may not be limited to, express or implied statements regarding our ability to develop potential therapies for patients; the design and potential efficacy of our therapeutic approaches; the predictive capability of our TORPEDO® platform in the development of novel, selective, orally bioavailable BiDAC™ and MonoDAC™ degraders; our ability to achieve potential future milestone or royalty payments; and our ability to fund our future operations. Any forward-looking statements in this press release are based on management’s current expectations and beliefs of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. For a discussion of the risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in C4 Therapeutics’ most recent Annual Report on Form 10-K and/or Quarterly Report on Form 10-Q, as filed with the Securities and Exchange Commission. All information in this press release is as of the date of the release and C4 Therapeutics undertakes no duty to update this information unless required by law.
Contacts:
Investors:
Courtney Solberg
Senior Manager, Investor Relations
CSolberg@c4therapeutics.com
Media:
Loraine Spreen
Senior Director, Corporate Communications & Patient Advocacy
LSpreen@c4therapeutics.co